Filed pursuant to Rule 424(b)(3)
Registration No. 333-198232

UR-ENERGY INC.

$100,000,000

Common Shares

Warrants

Units

Rights

Senior Debt Securities

Subordinated Debt Securities

Ur-Energy Inc. (the “Company,” “we,” “us,” or “our”) may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, of our common shares, no par value (“Common Shares”), warrants to purchase Common Shares (the “Warrants”), our senior and subordinated debt securities, rights to purchase common shares and/or senior or subordinated debt securities, units consisting of two or more of these classes of securities or any combination thereof up to an aggregate initial offering price of $100,000,000 (all of the foregoing, collectively, the “Securities”). The prices at which we may sell the Securities will be determined by the prevailing market price for such Securities. We will bear all expenses of registration incurred in connection with this offering.

We will provide specific terms of any offering of securities in one or more supplements to this prospectus. The Securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you invest. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may sell securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the Securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from an offering of Securities will be described in the prospectus supplement relating to that offering.

Our registration of the Securities covered by this prospectus does not mean that we will offer or sell any of the Securities. We may sell the Securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we may sell the Securities in the section entitled “Plan of Distribution” beginning on page 18.

Our Common Shares are traded on the Toronto Stock Exchange (“TSX”) under the symbol “URE” and on the NYSE MKT LLC (“NYSE MKT”) under the symbol “URG.” On August 15, 2014, the last reported sale price of the Common Shares on the NYSE-MKT was $1.14 per Common Share and on the TSX was Cdn$1.24 per Common Share. Unless otherwise specified in the applicable prospectus supplement, the Securities other than the Common Shares will not be listed on any securities exchange.

There is currently no market through which the Securities, other than the Common Shares, may be sold and you may not be able to resell such Securities purchased under this prospectus and any applicable prospectus supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THE ‘‘RISK FACTORS’’ SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 12, 2014.

In this prospectus and in any prospectus supplement, unless the context otherwise requires, references to “Ur-Energy,” the “Company,” “we,” “us” and “our” refer to Ur-Energy Inc., either alone or together with our subsidiaries as the context requires. When we refer to “shares” throughout this prospectus, we include all rights attaching to our common shares under any shareholder rights plan then in effect.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC” or the “Commission,” using a “shelf” registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014;

(b)	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2014 filed with the SEC on April 30, 2014;

(c)	Our quarterly report on Form 10-Q for the quarterly period ended June 30, 2014 filed with the SEC on August 1, 2014;

(d)	Our current reports on Form 8-K as filed with the SEC on March 19, 2014, May 2, 2014 (with respect to Item 5.07 of Form 8-K), and July 25, 2014;

(e)	The description of common shares contained in our registration statement on Form 40-F filed on January 7, 2008, and as amended on July 7, 2008, including any amendment or report filed for purposes of updating such description; and

(f)	All other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the end of the offering of the Common Shares made by this prospectus.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.

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Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

Ur-Energy Inc.

Attention: Corporate Secretary

10758 W. Centennial Road, Suite 200

Littleton, CO 80127

Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

Unless otherwise indicated, all resource estimates, and any future reserve estimates, included or incorporated by reference in this prospectus and any prospectus supplement have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits the disclosure of an historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) to the extent known, provides the key assumptions, parameters and methods used to prepare the historical estimate; (d) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (e) includes any more recent estimates or data available.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained or incorporated by reference into this prospectus and any prospectus supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves”. Under SEC Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 does not define and the SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and any reserves reported by us in the future in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable to information made public by companies that report in accordance with United States standards.

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EXCHANGE RATE INFORMATION

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this prospectus and any prospectus supplement are references to United States dollars. References to “$” or “US$” are to United States dollars and references to “Cdn$” are to Canadian dollars.

The following tables set forth (i) the rate of exchange for one U.S. dollar, expressed in Canadian dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the U.S. dollar, on the last day of each month during such periods; and (iii) the high and low exchange rates for one U.S. dollar, expressed in Canadian dollars, during such periods, each based on the rate of exchange as reported by the OANDA Corporation (“OANDA”) on its website www.oanda.com.

	Year Ended December 31
Canadian dollar	2009	2010	2011	2012	2013
End of period	$1.04940	$1.00020	$1.01990	$0.99690	$1.06970
Average for the period	$1.14235	$1.03075	$0.98930	$1.00019	$1.0302

	January	February	March	April	May	June	July
Canadian dollar	2014	2014	2014	2014	2014	2014	2014
High for the month	1.1179	1.1169	1.1251	1.105	1.0977	1.0941	1.0874
Low for the month	1.0629	1.0959	1.1019	1.0899	1.0841	1.0671	1.0642

Exchange rates are the historical interbank foreign exchange rates for the appropriate period as quoted by OANDA on its website www.oanda.com The rate quoted by OANDA for the conversion of United States dollars into Canadian dollars on August 15, 2014 is CDN$1.09079 = US$1.00.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, and forward-looking information and forward-looking statements within the meaning of applicable Canadian securities laws, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditures, and exploration and development efforts. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions (including negative and grammatical variations) tend to identify forward-looking statements.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, intentions, projections, objectives, assumptions or future events or performance are not statements of historical fact and may be forward-looking statements.  Forward-looking statements in this prospectus, include, but are not limited to statements regarding: anticipated production and cash operating cost estimates; the receipt of environmental permits; anticipated schedules of mining and ramp up of production; estimated development costs; production capacity, production rates, and production costs and cash operating costs generally; the uranium market; mining operations and uranium recovery rates; permitting; the establishment and estimates of mineral reserves and resources; geological, environmental, community and engineering studies; exploration efforts and activities; identification of acquisition and growth opportunities; our “passive foreign investment company” status in 2014 and subsequent years; and our ability to meet cash requirements.

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Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation, risks related to:

•	significant increases or decreases in uranium prices;
•	environmental costs and risks;
•	unexpected changes in business and economic conditions;
•	acquisitions and integration;
•	timing of receipt and maintenance of government approvals and permits;
•	unanticipated title issue;
•	availability of skilled personnel;
•	competitive factors, including competition for property acquisitions;
•	possible litigation; and
•	availability of capital on reasonable terms or at all.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section headings “Our Business” and “Risk Factors” in this prospectus and any additional risks or uncertainties described in any prospectus supplements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, we disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all of the forward-looking statements contained or incorporated by reference in this prospectus by the foregoing cautionary statements.

OUR BUSINESS

Ur-Energy is an exploration stage junior mining company engaged in the identification, acquisition, exploration, development and operation of uranium mineral properties in the United States and Canada.  Our current land portfolio includes 14 projects in the United States and two exploration projects in Canada. Ten of the U.S. projects are in the Great Divide Basin, Wyoming, including our flagship project, Lost Creek, which began production in August 2013.  The Lost Creek in-situ processing facility has a two million pounds per year nameplate design capacity.  Five of the projects at the Lost Creek Property contain NI 43-101 compliant mineral resources: Lost Creek, LC East, LC West, LC South and LC North. In December 2013, we concluded the acquisition of Pathfinder Mines Corporation, which includes the mineral properties at historic Shirley Basin and Lucky Mc mine sites in Wyoming and a byproduct disposal site. In July 2014, we announced the completion of a mineral resource estimate for the Shirley Basin project.  An NI 43-101 will be filed on or before September 5, 2014.

In this prospectus and in any prospectus supplement, unless the context otherwise requires, references to “Ur-Energy,” the “Company,” “we,” “us” and “our” refer to Ur-Energy Inc., either alone or together with our subsidiaries as the context requires.

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Our corporate office is located at 10758 W. Centennial Road, Suite 200, Littleton, CO 80127 and our telephone number is (720) 981-4588. Our website address is www.urenergy.com. The information on our website is not part of this prospectus.

Our Common Shares are traded on the Toronto Stock Exchange under the symbol “URE” and on the NYSE MKT under the symbol “URG.”

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RISK FACTORS

The following sets forth certain risks and uncertainties that could have a material adverse effect on our business, financial condition and/or results of operations and the trading price of our Common Shares, which may decline, and investors may lose all or part of their investment. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial also may impair our business operations.  We cannot assure you that we will successfully address these risks.  In addition, other unknown risks may exist that may affect our business.

An investment in the securities offered in this prospectus involves a high degree of risk. For a discussion of other factors you should carefully consider before deciding to purchase these securities, please consider the risk factors described in the documents we incorporate by reference, including those in our Form 10-K for the year ended December 31, 2013, as well as those that may be included in the applicable prospectus supplement and other information incorporated by reference in the applicable prospectus supplement. Also, please read our “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Our Business

Mining operations involve a high degree of risk.

Mining operations generally involve a high degree of risk. We continue to commission and ramp up our production activities at our first uranium in situ recovery facility at Lost Creek, where production activities commenced only seven months ago. Our operations at Lost Creek and other projects as they continue in development will be subject to all the hazards and risks normally encountered in the exploration, development and production of uranium, including unusual and unexpected geological formations, unanticipated metallurgical difficulties, equipment malfunctions, other conditions involved in the drilling and removal of material, and industrial accidents, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability.

The results of exploration and ultimate production are highly uncertain.

The exploration for, and development of, mineral deposits involves significant risks which a combination of careful evaluation, experience and knowledge may not eliminate. Few properties which are explored are ultimately developed into producing mines. Major expenses may be required to establish mineral resources or reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that our current exploration and development programs will result in profitable commercial operations.

Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as uranium prices, which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of uranium and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

Our property interests and our projects are subject to volatility in the price of uranium.

The price of uranium is volatile.  Changes in the price of uranium depend on numerous factors beyond our control including international, economic and political trends; changes in public acceptance of nuclear power generation as a result of any future accidents or terrorism at nuclear facilities, including the longer-term effects on the market due to the events following the earthquake and tsunami affecting the Fukushima nuclear plant in Japan; changes in governmental regulations; expectations of inflation; currency exchange fluctuations; interest rates; global or regional consumption patterns; speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of uranium, and therefore on the economic viability of our properties cannot accurately be predicted.  Because most of our properties are in exploration and development stage and Lost Creek has only just commenced operations, it is not yet possible for us to control the impact of fluctuations in the price of uranium.

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Our business is subject to extensive environmental regulations that may make exploring, mining or related activities expensive, and which may change at any time.

Environmental legislation and regulation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Compliance with environmental quality requirements and reclamation laws imposed by federal, state, provincial, and local governmental authorities may require significant capital outlays, materially affect the economics of a given property, cause material changes or delays in intended activities, and potentially expose us to litigation and other legal or administrative proceedings. We cannot accurately predict or estimate the impact of any such future laws or regulations, or future interpretations of existing laws and regulations, on our operations. Historic exploration activities have occurred on many of our properties and mining and energy production activities have occurred near certain of our properties. If such historic activities have resulted in releases or threatened releases of regulated substances to the environment, or historic activities require remediation, potential for liability may exist under federal or state remediation statutes.

The uranium mining industry is capital intensive, and we may be unable to raise necessary additional funding.

Additional funds may be required to fund working capital or to fund exploration activities at our properties other than Lost Creek. Potential sources of future funds available to us, in addition to the sales proceeds from Lost Creek production, include the sale of additional equity capital, proceeds from the exercise of outstanding convertible equity instruments, borrowing of funds or other debt structure, project financing, or the sale of our interests in assets.  There is no assurance that such funding will be available to us to continue development or future exploration.  Furthermore, even if such financing is successfully completed, there can be no assurance that it will be obtained on terms favorable to us or will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.  In addition, any future equity financings may result in substantial dilution for our existing shareholders.

Restrictive covenants in agreements governing our indebtedness may restrict our ability to pursue our business strategies.

Our State Bond Loan and the RMBAH facility, under which we have received approximately $40 million in debt financing, include restrictive covenants that, among other things, limit our ability to sell the assets securing our indebtedness or to incur additional indebtedness other than permitted indebtedness, which may restrict our ability to pursue certain business strategies from time to time. If we do not comply with these covenants, we could be in default which, if not addressed or waived, could require accelerated repayment of our indebtedness.

If we are unable to service our indebtedness, we could lose the assets securing our indebtedness.

Our ability to make scheduled payments depends on our financial condition and operating performance, which are subject to prevailing economic, competitive, legislative and regulatory conditions beyond our control. We may be unable to generate a level of cash flow from operating activities sufficient to permit us to pay the principal, interest and other fees on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default which, if not addressed or waived, could require accelerated repayment of our indebtedness and the enforcement by the lenders against the assets securing our indebtedness. The secured collateral includes the Lost Creek assets (State Bond Loan) and the Pathfinder assets (RMBAH facility). These are key assets on which our business is substantially dependent and as such, the enforcement against any one or all of these assets would have a material adverse effect on our operations and financial condition.

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The uranium market is volatile with limited customers.

The marketability of uranium and acceptance of uranium mining is subject to numerous factors beyond our control. The price of uranium may experience volatile and significant price movements over short periods of time. Factors affecting the market include demand for nuclear power; changes in public acceptance of nuclear power generation as a result of any future accidents or terrorism at nuclear facilities, including the continuing effects on the market due to the events following the earthquake and tsunami in Japan in March 2011; political and economic conditions in uranium mining, producing and consuming countries; costs and availability of financing of nuclear plants; reprocessing of spent fuel and the re-enrichment of depleted uranium tails or waste, sales of excess civilian and military inventories (including from the dismantling of nuclear weapons) by governments and industry participants; and production levels and costs of production in geographical areas such as Russia, Kazakhstan, Africa and Australia.

Our mining operations are subject to numerous environmental laws, regulations and permitting requirements and bonding requirements that can delay production and adversely affect operating and development costs.

Our business is subject to extensive federal, state, provincial and local laws governing prospecting and development, taxes, labor standards and occupational health, mine and radiation safety, toxic substances, environmental protection, endangered species protections, and other matters. Exploration, development and production operations are also subject to various federal, state, provincial and local laws and regulations relating to the protection of the environment. These laws impose high standards on the mining industry, and particularly to uranium recovery, to monitor the discharge of waste water and report the results of such monitoring to regulatory authorities, to reduce or eliminate certain effects on or into land, water or air, to progressively restore mine properties, to manage hazardous wastes and materials and to reduce the risk of worker accidents. A violation of these laws may result in the imposition of substantial fines and other penalties and potentially expose us to litigation.  Many of these laws and regulations have tended to become more stringent over time.  Any change in such laws could have a material adverse effect on our financial condition, cash flow or results of operations.  There can be no assurance that we will be able to meet all the regulatory requirements in a timely manner or without significant expense or that the regulatory requirements will not change to delay or prohibit us from proceeding with certain exploration, development or operations.  Further, there is no assurance that we will not face new challenges by third parties to regulatory decisions when made, which may cause additional delay and expense, or may cause a project to be permanently halted.

Many of our operations require licenses and permits from various governmental authorities. We believe we hold all necessary licenses and permits to carry on the activities which we are currently conducting or propose to conduct under applicable laws and regulations. Such licenses and permits are subject to changes in regulations and changes in various operating circumstances. There can be no guarantee that we will be able to obtain all necessary licenses and permits that may be required to maintain our exploration and mining activities including constructing mines or milling facilities and commencing or continuing exploration or mining activities or operations at any of our properties. In addition, if we proceed to production on any other exploration property, we must obtain and comply with permits and licenses which will contain specific operating conditions. There can be no assurance that we will be able to obtain such permits and licenses or that we will be able to comply with any such conditions.

Lack of acceptance of nuclear energy and deregulation of the electrical utility industry could impede our business.

Our future prospects are tied directly to the electrical utility industry worldwide. Deregulation of the utility industry, particularly in the United States and Europe, is expected to affect the market for nuclear and other fuels for years to come, and may result in a wide range of outcomes including the expansion or the premature shutdown of nuclear reactors.  Maintaining the demand for uranium at current levels and future growth in demand will depend upon the continued acceptance of the nuclear technology as a means of generating electricity.  Lack of continued public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

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Our mineral resource estimates may not be reliable.

Until reserves or resources are actually mined and processed, the quantity of resources and grades must be considered as estimates only.  There are numerous uncertainties inherent in estimating quantities of resources, including many factors beyond our control, and no assurance can be given that the recovery of estimated reserves or resources will be realized. In general, estimates of resources are based upon a number of factors and assumptions made as of the date on which the estimates were determined, including:

•	geological and engineering estimates that have inherent uncertainties and the assumed effects of regulation by governmental agencies;
•	the judgment of the engineers preparing the estimate;
•	estimates of future uranium prices and operating costs;
•	the quality and quantity of available data;
•	the interpretation of that data; and
•	the accuracy of various mandated economic assumptions, all of which may vary considerably from actual results.

All estimates are, to some degree, uncertain. For these reasons, estimates of the recoverable mineral resources prepared by different engineers or by the same engineers at different times, may vary substantially. As such, there is significant uncertainty in any mineralized material estimate and actual deposits encountered and the economic viability of a deposit may differ materially from our estimates.

We are subject to risks associated with litigation and other legal proceedings.

Defense and settlement costs of legal claims can be substantial, even with respect to claims that have no merit. From time to time, we may be involved in disputes with other parties which may result in litigation or other proceedings. Additionally, we may find ourselves involved directly or indirectly in legal proceedings, in the form of administrative proceedings or litigation, arising from challenges to regulatory actions. Such administrative proceedings and litigation related to regulatory matters may delay or halt exploration or development of our projects.  The results of litigation or any other proceedings cannot be predicted with certainty. If we are unable to resolve any such disputes favorably, it could have a material adverse effect on our financial position, ability to operate, results of operations or our property development.

The uranium industry is highly competitive and is competitive with other energy sources.

The international uranium industry is highly competitive. Our activities are directed toward the search, evaluation, acquisition and development of uranium deposits into production operations. There is no certainty that the expenditures to be made by us will result in discoveries of commercial quantities of uranium deposits. There is aggressive competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential. We will compete with other interests, many of which have greater financial resources than it will have, for the opportunity to participate in promising projects. Significant capital investment is required to achieve commercial production from successful exploration and development efforts.

Nuclear energy competes with other sources of energy, including oil, natural gas, coal, hydro-electricity and renewable energy sources. These other energy sources are to some extent interchangeable with nuclear energy, particularly over the longer term. Lower prices of oil, natural gas, coal and hydro-electricity may result in lower demand for uranium concentrate and uranium conversion services. Furthermore, the growth of the uranium and nuclear power industry beyond its current level will depend upon continued and increased acceptance of nuclear technology as a means of generating electricity. Because of unique political, technological and environmental factors that affect the nuclear industry, the industry is subject to public opinion risks which could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry.

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Possible amendments to the General Mining Law could make it more difficult or impossible for us to execute our business plan.

Members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the United States Mining Law of 1872, as amended. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent; to impose a federal royalty on production from unpatented mining claims; and to significantly alter the laws and regulations relating to uranium mineral development. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented or patented mining claims. Although it is impossible to predict at this point what any legislated royalties might be, enactment could adversely affect the potential for development of such mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

Acquisitions and integration may disrupt our business.

From time to time, we examine opportunities to acquire additional mining assets and businesses. Any acquisition that we may choose to complete may be of significant size, may change the scale of our business and operations, and/or may expose us to new geographic, political, operating, financial and geological risks. Any acquisitions would be accompanied by risks. For example, there may be a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material ore body may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

We do not have an earnings record, and we have never paid dividends.

We do not have an established earnings record, having only commenced operations in the second half of 2013. We have not paid dividends on our Common Shares since incorporation and do not anticipate doing so in the foreseeable future. Payments of any dividends will be at the discretion of our Board of Directors (the “Board”) after taking into account many factors, including our financial condition and current and anticipated cash needs.

Our property title may be uncertain and could be challenged.

Although we have obtained title opinions with respect to certain of our properties, there is no guarantee that title to any of our properties will not be challenged or impugned.  Third parties may have valid claims underlying portions of our interests.  Our mineral properties in the United States consist of leases to private mineral rights, leases covering state lands, unpatented mining claims and patented mining claims. Many of our mining properties in the United States are unpatented mining claims to which we have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims.  These uncertainties relate to such things as sufficiency of mineral discovery, proper posting and marking of boundaries and possible conflicts with other claims not determinable from descriptions of record. The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable minerals. We are allowed to use the surface of the public lands solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. We have taken or will take appropriate curative measures to ensure proper title to our properties where necessary and where possible.

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We depend on the services of our management, key personnel, contractors and service providers.

Shareholders will be relying on the good faith, experience and judgment of our management and advisors in supervising and providing for the effective management of the business and our operations and in selecting and developing new investment and expansion opportunities. We may need to recruit additional qualified employees, contractors and service providers to supplement existing management and personnel, the availability of which cannot be assured, particularly in the current labor markets in which we recruit our employees and the somewhat remote locations for which employees are needed. We will need to hire additional employees as we develop the Shirley Basin project. We will continue to be dependent on a relatively small number of key persons, the loss of any one of whom could have an adverse effect on our business and operations.  We do not hold key man insurance in respect of any of our executive officers.

Our insurance coverage could be insufficient.

We currently carry insurance coverage for general liability, directors’ and officers’ liability and other matters.  We intend to carry insurance to protect against certain risks in such amounts as we consider adequate. Certain insurances may be cost prohibitive to maintain, and even if we carried all such insurances, the nature of the risks we face in our exploration and uranium production operations is such that liabilities could exceed policy limits in any insurance policy or could be excluded from coverage under an insurance policy.  The potential costs that could be associated with any liabilities not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our business and financial position.

Our property may be subject to land claims.

Certain properties in which we have an interest may be the subject of aboriginal land claims.  As a result of these claims, we may be significantly delayed or unable to pursue exploration and production activities in respect of these properties or may have to expend considerable management resources and funds to adequately meet the regulatory requirements to pursue activities in respect of these properties.

There may be adverse U.S. federal income tax consequences to U.S. holders under the passive foreign investment company rules.

Investors in the Securities that are U.S. taxpayers (referred to as “U.S. holders”) should be aware that we may be a “passive foreign investment company” (a “PFIC”) for the period ended December 31, 2014, and may be a PFIC in subsequent years. If we are a PFIC for any year during a U.S. holder’s holding period, then such U.S. holder generally will be subject to a special, highly adverse tax regime with respect to so-called “excess distributions” received on our Common Shares. Gain realized upon a disposition of Common Shares or Warrants (including upon certain dispositions that would otherwise be tax-free) also will be treated as an excess distribution. Excess distributions are punitively taxed and are subject to additional interest charges. Additional special adverse rules also apply to U.S. holders who own Common Shares or Warrants if we are a PFIC and have a non-U.S. subsidiary that is also a PFIC (a “lower-tier PFIC”).

A U.S. holder of our Common Shares may be able to make a timely "qualified electing fund" election (“QEF Election”) or "mark-to-market" election with respect to our Common Shares to mitigate the adverse tax rules that apply to PFICs, but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income. To be timely, a QEF Election generally must be made for the first year in the U.S. holder’s holding period in its Common Shares in which Ur-Energy is a PFIC. A U.S. holder may make a QEF Election only if the U.S. holder receives certain information (known as a “PFIC annual information statement”) from us annually. A U.S. holder may make a QEF Election with respect to a lower-tier PFIC only if it receives a PFIC annual information statement with respect to the lower-tier PFIC. The mark-to-market election is available only if our Common Shares are considered regularly traded on a qualifying exchange, which we cannot assure will be the case for all years in which we may be a PFIC. The mark-to-market election is not available for a lower-tier PFIC.

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We will use commercially reasonable efforts to make available to U.S. Holders, upon their written request: (a) timely and accurate information as to our status as a PFIC and the PFIC status of any subsidiary in which Ur-Energy owns more than 50% of such subsidiary’s total aggregate voting power, and (b) for each year in which Ur-Energy determines that it is a PFIC, upon written request, a PFIC annual information statement with respect to Ur-Energy and with respect to each such subsidiary that we determine is a lower-tier PFIC.

A U.S. holder may not make a QEF Election with respect to Warrants. As a result, if we are a PFIC at any time when a U.S. holder owns Warrants, the U.S. holder generally will not be able to make a normal QEF Election with respect to the Common Shares acquired upon exercise of such Warrants. Such a U.S. holder could, however, make a special “deemed sale” election with respect to the Common Shares under which the U.S. holder would recognize inherent gain in the Common Shares acquired on exercise of such Warrants as an excess distribution at the time of the deemed sale election. Such a deemed sale election generally can be made only if the U.S. holder owns Common Shares on the first day of our taxable year in which the election is to be effective.

A U.S. holder also may not make a mark-to-market election with respect to Warrants. A U.S. holder may be able to make a mark-to-market election with respect to Common Shares acquired upon exercise of such Warrants; however, this election would require the U.S. holder to recognize inherent gain in the Common Shares acquired on exercise of the Warrants as an excess distribution at the time of the election.

Special adverse rules that impact certain estate planning goals could apply to Common Shares and Warrants if we are a PFIC. Each U.S. holder should consult its own tax advisor regarding the U.S. federal, state and local consequences of the PFIC rules and regarding the QEF and mark-to-market elections.

As a result of the Canadian Foreign Affiliate Dumping Rules any foreign purchaser of more than 10% of the Common Shares may be subject to adverse Canadian tax consequences.

Section 212.3 of the Income Tax Act (Canada) (the “Foreign Affiliate Dumping Rules”) may apply where a corporation resident in Canada (a “CRIC”) that is, or becomes as part of a series of transactions, controlled by, a non-resident corporation (the “Non-Resident Parent”) makes an investment in a “subject corporation”. An investment in a subject corporation includes an acquisition of shares of another CRIC, where in general terms: (i) more than 75% of the fair market value of the other CRIC’s property is comprised of shares of non-Canadian subsidiaries; and (ii) at the time of the acquisition, or as part of the series of transactions, the acquiring CRIC, together with its related parties, indirectly owns at least 10% of the shares of any class of any of the other CRIC’s non-Canadian subsidiaries. Where applicable, the Foreign Affiliate Dumping Rules may deem the acquiring CRIC to have paid a dividend to its Non-Resident Parent that would be subject to Canadian withholding tax, or could potentially reduce the paid-up capital of the shares of the other CRIC.

Since Ur-Energy is a CRIC and more than 75% of the fair market value of the Company’s property may be comprised of shares of non-Canadian subsidiaries, a potential purchaser of Common Shares: (i) that is itself a CRIC; and (ii) that is controlled by, or that becomes at any time during a series of transactions or events (including a purchase of Common Shares) controlled by, a Non-Resident Parent, should consult its own tax advisors with respect to the potential application of the Foreign Affiliate Dumping Rules in connection with any acquisition of Securities.

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RATIO OF EARNINGS TO FIXED CHARGES

We did not have earnings for the five most recent fiscal years ended December 31, 2013 or the six month period ended June 30, 2014. Accordingly, we have no ratio of earnings to fixed charges to illustrate for such periods.

(Dollar amounts in thousands)

	SIX MONTHS ENDED	FISCAL YEAR ENDED DECEMBER 31
	JUNE 30, 2014	2013	2012	2011	2010	2009
Earnings	(1,356)	(24,164)	(17,554)	(16,443)	(15,934)	(16,805)
Fixed Charges	1,396	7,534	4	-	-	-
Deficiency	(2,752)	(31,698)	(17,558)	(16,443)	(15,934)	(16,805)

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes and working capital. Each prospectus supplement will contain specific information concerning the use of proceeds from that sale of the Securities.

We will bear all of the expenses of the offering of the Securities, and such expenses will be paid out of our general funds, unless otherwise stated in the applicable prospectus supplement.

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PLAN OF DISTRIBUTION

We are registering the Securities with an aggregate offering price not to exceed $100,000,000, to be sold by the Company under a “shelf” registration process. If we offer any of the Securities under this prospectus we will amend or supplement this prospectus by means of an accompanying prospectus supplement setting forth the specific terms and conditions and other information about that offering as is required or necessary.

We may offer and sell all or a portion of the Securities covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

We may sell the Securities at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the Securities from time to time will be determined by us, and, at the time of the determination, may be higher or lower than the market price of our Common Shares on TSX, NYSE MKT, or any other exchange or market.

In connection with the sale of the Securities or interests therein, we may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. We may also sell the Securities short and deliver these Securities to close out their short positions, or loan or pledge the Securities to broker-dealers that in turn may sell these Securities. We may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers or agents that participate in the sale of the Common Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. We will bear all of the expenses of the offering of Securities.

We may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the Securities, including liabilities arising under the Securities Act.

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We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Securities. Upon entering into any material arrangement with an underwriter or broker-dealer for the sale of the Securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a prospectus supplement, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the applicable seller;
•	the Securities being offered;
•	the terms of the offering;
•	the names of the participating underwriters, broker-dealers or agents;
•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•	the public offering price; and
•	other material terms of the offering.

We are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Securities offered in this prospectus. The anti-manipulation rules under the Exchange Act may apply to sales of Securities in the market and to our activities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the Securities under this prospectus, we may sell the Common Shares in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

With respect to the sale of any Securities under this prospectus, the maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. or any independent broker or dealer will not be greater than eight percent (8%).

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DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. Because the terms of a specific series of debt securities may vary from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that varies from any information below.

We may issue senior notes under a senior indenture to be entered into among us and a trustee to be named in the senior indenture. We may issue subordinated notes under a subordinated indenture to be entered into among us and a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. Unless otherwise specified in the applicable prospectus supplement, the indentures will be qualified under the Trust Indenture Act of 1939 (the “Trust Indenture Act”). We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable. We urge you to read the indenture applicable to your investment, because the indenture, and not this section, defines your rights as a holder of debt securities.

The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical in all material respects.

General

The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;
•	any limit upon the aggregate principal amount of the debt securities;
•	the date or dates, or the method of determining the dates, on which the debt securities will mature;
•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;
•	if a debt security is issued with original issue discount, the yield to maturity;
•	the places where payments may be made on the debt securities;
•	any mandatory or optional redemption provisions applicable to the debt securities;
•	any sinking fund or analogous provisions applicable to the debt securities;
•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;
•	whether the notes will be senior or subordinated;
•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;
•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;
•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

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•	if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;
•	the method of determining the amount of any payments on the debt securities which are linked to an index;
•	whether the debt securities will be issued in fully registered form without coupons;
•	or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;
•	whether the debt securities will be convertible into or exchangeable for Common Shares or other debt securities and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;
•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants; and
•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities, and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000.  Debt securities may bear legends required by applicable United States and Canadian federal tax law and regulations.

If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us or on our behalf for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States or Canada for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States or Canada for the subordinated debt securities.

In the event of any redemption in part of any class or series of debt securities, we will not be required to:

•	issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business on the day of mailing of the relevant notice of redemption; or
•	register the transfer of, or exchange, any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent.

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Global Securities

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Definitive Global Securities

Book-Entry Securities. Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of book-entry debt securities or by us, if these debt securities are offered and sold directly by us.

Ownership of book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the book-entry debt securities. Owners of book-entry debt securities:

•	will not be entitled to have the debt securities registered in their names;
•	will not be entitled to receive physical delivery of the debt securities in definitive form; and
•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer book-entry debt securities.

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We expect that the depositary for book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, and will be the responsibility of those participants.

Consolidation, Merger, Sale or Conveyance

We may, without the consent of the holders of the debt securities, merge into, amalgamate or consolidate with any other person, or convey or transfer all or substantially all of our properties and assets to another person provided that the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures.

The remaining or acquiring person will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on our ability to merge into, amalgamate, consolidate with, or convey or transfer all or substantially all of our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. or Canadian government obligations to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture, which will described in the applicable prospectus supplement. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel that state that the required conditions have been satisfied.

Each indenture contains a provision that permits us to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we affect a legal defeasance, some of our obligations will continue, including obligations to:

•	maintain and apply money in the defeasance trust,
•	register the transfer or exchange of the debt securities,
•	replace mutilated, destroyed, lost or stolen debt securities, and
•	maintain a registrar and paying agent in respect of the debt securities.

The indentures specify the types of U.S. or Canadian government obligations that we may deposit, which will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

Except as may be set forth in the applicable prospectus supplement, each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

•	failure to pay interest on any debt security of the class or series for 90 days when due;
•	failure to pay the principal or any premium on any debt securities of the class or series when due;
•	failure to make any sinking fund payment when due;
•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and
•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

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An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

If any event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities of that series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;
•	reduce the principal, premium, if any, or rate of interest on any debt security; or
•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture.

Notices

Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

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Replacement of Securities Coupons

Debt securities or coupons that have been mutilated will be replaced by us at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by us at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to us and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and us before a replacement debt security will be issued.

Concerning the Trustees

We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

The senior debt securities will rank equally with all of our other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by us and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by us includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include any of our obligations to our subsidiaries.

The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if we or the subordinated trustee receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

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In the event that we pay or distribute our assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

Conversion or Exchange

We may issue debt securities that we may convert or exchange into Common Shares or other securities, property or assets. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the Common Shares or other securities, property or assets you would receive would be issued or delivered.

DESCRIPTION OF COMMON SHARES

Our authorized share capital consists of an unlimited number of Common Shares without par value. As at July 31, 2014, we had 128,771,376 Common Shares outstanding.

Dividend Rights

Holders of Common Shares are entitled to receive such dividends as may be declared from time to time by our board of directors, in its discretion, out of funds legally available therefore.

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Voting Rights

Holders of Common Shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders.

Election of Directors

The Company has adopted a majority voting policy for the election of directors at uncontested meetings which can be viewed on our website www.ur-energy/corporategovernance. The policy provides that, in an uncontested election, each director will be elected by a majority of the votes cast with respect to that director’s election. Votes will not be deemed cast if no authority or discretion is given (for example, a broker non-vote, failure to vote). If a director does not receive a majority (50% + 1) of the votes cast as to his election, he will forthwith submit to the Board his resignation and shall not participate in any meeting of the Board or any of its committees while the resignation is considered. The Corporate Governance and Nominating Committee (the “Committee”) will expeditiously consider the candidate’s resignation and make recommendation to the Board whether to accept it. In considering the candidate’s resignation, the Committee and the Board shall only refuse to accept such resignation if there are exceptional circumstances.

Liquidation

Upon liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to receive pro rata the assets of the Company, if any, remaining after payments of all debts and liabilities. All of the Common Shares rank equally as to participation in a distribution of our assets on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends.

Redemption

No shares have been issued subject to call or assessment.  There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

Shareholder Rights Plan

Ur-Energy maintains a shareholder rights plan (the “Rights Plan”) designed to encourage the fair and equal treatment of shareholders in connection with any take-over bid for the company's outstanding securities.  The Rights Plan is intended to provide the Board with adequate time to assess a take-over bid, to consider alternatives to a take-over bid as a means of maximizing shareholder value, to allow competing bids to emerge, and to provide our shareholders with adequate time to properly assess a take-over bid without undue pressure. The Rights Plan was reconfirmed by shareholders at Ur-Energy’s annual and special meeting of shareholders on May 10, 2012.

The Rights issued under the Rights Plan become exercisable only if a person acquires 20% or more of our Common Shares without complying with the "permitted bid" provisions of the Rights Plan or without the approval of our Board. Should such an acquisition occur, holders of Rights (other than the acquiring person and related persons) can purchase Common Shares at a 50% discount to the prevailing market price (as defined in the Rights Plan) at the time such Rights become exercisable pursuant to the terms of the Rights Plan.

Other Provisions

Provisions as to the modification, amendment or variation of the rights attached to the Common Shares are contained in our articles and the Canada Business Corporations Act. Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least two-thirds of the votes cast).

General

All outstanding Common Shares are, and the Common Shares offered by this prospectus or obtainable upon exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of Common Shares, or of securities convertible, exchangeable or exercisable for Common Shares, for the terms of the offering, including the number of Common Shares offered, any initial offering price and market prices relating to the Common Shares.

This section is a summary and may not describe every aspect of our Common Shares that may be important to you. We urge you to read applicable provisions of the Canada Business Corporations Act and our Articles of Continuance and Articles of Amendment, and our Articles, because they, and not this description, define your rights as a holder of our Common Shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

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DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of debt securities, Common Shares or other securities. Warrants may be issued independently or together with debt securities, Common Shares or other securities offered by any prospectus supplement and may be attached to or separate from any such offered Securities. Series of Warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, as will be set forth in the prospectus supplement relating to the particular issue of Warrants. The warrant agent would act solely as our agent in connection with the Warrants and would not assume any obligation or relationship of agency or trust for or with any holders of Warrants or beneficial owners of Warrants.

You should refer to the provisions of the warrant agreement that will be filed with the SEC and any other applicable securities commissions or similar regulatory authorities in connection with the offering of Warrants for the complete terms of the warrant agreement.

Prior to the exercise of any Warrants, holders of such Warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends or the right to vote such underlying securities.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, Common Shares, Warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the designation and terms of the units and the securities included in the units;
•	any provision for the issuance, payment, settlement, transfer or exchange of the units;
•	the date, if any, on and after which the units may be transferable separately;
•	whether we will apply to have the units traded on a securities exchange or securities quotation system;
•	any material Canadian and/or United States federal income tax consequences; and
•	how, for Canadian and/or United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

DESCRIPTION OF RIGHTS

We may issue rights to purchase debt securities or common shares. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the sharekholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each shareholder;

•	the exercise price payable for each share of debt securities, common shares, or other securities upon the exercise of the rights;

•	the number and terms of the shares of debt securities, common shares, or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

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DENOMINATIONS, REGISTRATION AND TRANSFER

Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by us for such purpose with respect to any issue of Securities referred to in a prospectus supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but we may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a prospectus supplement refers to any registrar or transfer agent designated by us with respect to any issue of Securities, we may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry-only Securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Non-Residents of Canada

The following is a general summary of the principal Canadian federal income tax considerations generally applicable under Income Tax Act (Canada) (the “Tax Act”) to a holder who acquires Common Shares or Warrants as beneficial owner pursuant to the prospectus and who, at all relevant times, for the purposes of the Tax Act, holds such Common Shares or Warrants as capital property, deals at arm’s length with the Company, is not affiliated with the Company and, for purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada and has not and will not use or hold or be deemed to use or hold the Common Shares or Warrants in or in the course of carrying on business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere. Such Non-Residents Holders should consult their own tax advisors.

The Common Shares and Warrants will generally be considered capital property to a Non-Resident Holder unless either (i) the Non-Resident Holder holds the Common Shares or Warrants in the course of carrying on a business of buying and selling securities or (ii) the Non-Resident Holder has acquired the Common Shares or Warrants in a transaction or transactions considered to be an adventure in the nature of trade.

The term “US Holder,” for the purposes of this section, means a Non-Resident Holder who, for purposes of the Canada-United States Tax Convention (1980) as amended, (the “Convention”), is at all relevant times a resident of the United States and is a “qualifying person” within the meaning of the Convention. In some circumstances, income or gains earned by fiscally transparent entities (including limited liability companies) will be eligible for benefits under the Convention. US Holders are urged to consult with their own tax advisors to determine their entitlement to benefits under the Convention based on their particular circumstances.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), the current provisions of the Convention, counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof.

This summary also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (collectively, the “Proposed Tax Amendments”). No assurances can be given that the Proposed Tax Amendments will be enacted or will be enacted as proposed. Other than the Proposed Tax Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences to any particular holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors in Common Shares or Warrants should consult their own tax advisors with respect to their own particular circumstances.

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Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares and Warrants, including dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Exercise of Warrants

Upon the exercise of a Warrant, there will be no income tax consequences for a Non-Resident Holder. When a Warrant is exercised, the Non-Resident Holder’s cost of the Common Share acquired thereby will be the aggregate of the Non-Resident Holder’s adjusted cost base of such Warrant and the exercise price paid for the Common Share. The Non-Resident Holder’s adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Non-Resident Holder of all Common Shares held by the Non-Resident Holder as capital property immediately prior to such acquisition.

Disposition of Common Shares and Warrants

Generally, a Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of the Common Shares or Warrants, nor will capital losses arising from the disposition be recognized under the Tax Act, unless the Common Shares or Warrants constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. Provided the shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE MKT) at the time of disposition, the Common Shares and the Warrants generally will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition the following two conditions have been met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; and (ii) more than 50% of the fair market value of the Common Shares was determined directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as determined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or a options in respect of, or interests in, or civil law rights in, such properties, whether or not such property exists.

If the Common Shares or Warrants are taxable Canadian property to a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such shares, may not be subject to Canadian federal income tax pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder.

A Non-Resident Holder whose shares are taxable Canadian property should consult their own advisors.

Dividends on Common Shares

Under the Tax Act, dividends on shares paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder. Under the Convention, a US Holder will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the Convention, dividends may be exempt from Canadian non-resident withholding tax if paid to certain US Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations and qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the anticipated U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to (i) the acquisition, ownership and disposition of Common Shares or Warrants which the Company may offer, either separately or in combination as a unit, from time to time pursuant to terms described in an applicable prospectus supplement, including Common Shares acquired upon exercise of a Warrant; and (ii) the exercise, disposition, and lapse of Warrants acquired in such an offering.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of acquisition of Common Shares or Warrants pursuant to a prospectus supplement. Additionally, this summary does not address the U.S. federal tax consequences of acquiring, owning and disposing of the other types of securities that the Company has the ability to offer based on this prospectus, and the relevant prospectus supplement will contain additional or modified disclosure concerning the anticipated U.S. federal income tax consequences relevant to such other securities. Furthermore, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder at the time of a particular offering of Common Shares or Warrants. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares and/or Warrants in connection with any offering pursuant to a prospectus supplement.

No ruling from the U.S. Internal Revenue Service (the “IRS”) or legal opinion has been requested, or will be obtained, regarding the potential U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Department of the Treasury (whether final, temporary or proposed) (“Treasury Regulations”), U.S. court decisions, published rulings and administrative positions of the IRS, and the Convention, in each case, in effect as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner, possibly with retroactive effect, at any time, including between the date of this prospectus and the date of any prospectus supplement pursuant to which a U.S. Holder acquires Common Shares and/or Warrants. Additionally, any such change could be applied on a retroactive basis after a U.S. Holder has acquired Common Shares and/or Warrants and could change the U.S. federal income tax considerations described in this summary as applied to such U.S. Holder in connection with a purchase of Common Shares and/or Warrants pursuant to the applicable prospectus supplement. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

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U.S. Holder

For purposes of this section, a “U.S. Holder” is a beneficial owner of Common Shares or Warrants acquired pursuant to a prospectus supplement that is (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States or the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holder

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Common Shares or Warrants that is neither a U.S. Holder nor a partnership (or other “pass-through” entity). This summary does not address the U.S. federal income tax considerations applicable to Non-U.S. Holders relating to the acquisition, ownership and disposition of Common Shares or Warrants. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of the Convention or any other tax treaties) relating to the acquisition, ownership, and disposition of Common Shares and Warrants.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) U.S. Holders that own Common Shares or Warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale or other arrangement involving more than one position; (e) U.S. Holders that acquired Common Shares or Warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (f) U.S. Holders that hold Common Shares or Warrants other than as a capital asset (generally property held for investment purposes) within the meaning of Section 1221 of the Code; or (g) U.S. Holders that own, directly, indirectly or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company. The summary below also does not address the impact of an offering on persons who are U.S. expatriates or former long-term residents of the United States subject to Section 877 of the Code. U.S. Holders and others that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors.

If an entity that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares or Warrants, the U.S. federal income tax consequences applicable to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of other “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Common Shares or Warrants.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. estate and gift, U.S. alternative minimum tax, or foreign tax consequences to U.S. Holders relating to the acquisition, ownership, and disposition of Common Shares and/or Warrants. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. estate and gift, U.S. federal alternative minimum tax and foreign tax consequences relating to the acquisition, ownership, and disposition of Common Shares and/or Warrants.

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U.S. Federal Income Tax Consequences of Common Shares and Warrants Offered as Part of a Unit

It is possible that the Company will offer Common Shares and Warrants in combination to be purchased as a unit. For U.S. federal income tax purposes, the acquisition by a U.S. Holder of such a unit will be treated as the acquisition of two separate instruments: an instrument consisting of a Common Share or portion of such a Common Share and an instrument consisting of a Warrant or portion of such a Warrant. The purchase price for the unit will be allocated between these two instruments in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for a unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and Warrant components that comprise such unit.

If the Company issues Common Shares and Warrants as part of a unit, it will inform the U.S. Holder of the portion of the unit purchase price it intends to allocate to each instrument in the applicable prospectus supplement. However, the IRS will not be bound by the Company’s allocation of the purchase price for units offered, and therefore, the IRS or a U.S. court might not respect the allocation provided by the Company. U.S. Holders should consult their own tax advisors regarding the allocation of the purchase price for any units purchased. A U.S. Holder’s holding period for each instrument acquired in a unit will begin on the day after the date of acquisition.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Common Share (unless cash is received in lieu of the issuance of a fractional Common Share). A U.S. Holder’s initial tax basis in the Common Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. Subject to the PFIC rules discussed below, a U.S. Holder’s holding period for the Common Share acquired on exercise of a Warrant generally should begin on the day after the date on which such U.S. Holder exercised the corresponding Warrant.

It is possible that under the terms of the applicable prospectus supplement, a U.S. Holder may be permitted to undertake a cashless exercise of a Warrant into Common Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into Common Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants, including whether taxable gain or loss is recognized in connection with such a cashless exercise, if a cashless exercise is permitted under the applicable prospectus Supplement.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. As noted below under “Sale or Other Taxable Disposition of Common Shares,” such gain or loss generally will be treated as “U.S. source” gain or loss for purposes of U.S. foreign tax credit calculations. Subject to the PFIC rules discussed below, any such gain or loss generally should be a capital gain or loss (provided that the Common Shares to be issued on the exercise of such Warrant would have been a capital asset if acquired by the U.S. Holder). Any such gain or loss will be long-term gain or loss if the Warrant disposed of was held for more than one year.

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Expiration of Warrants without Exercise

Upon the lapse or expiration of a Warrant a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. Any such loss generally will be a capital loss (provided that the Common Shares to be issued on the exercise of such Warrant would have been a capital asset if acquired by the U.S. Holder) and will be long-term capital loss if the Warrant was held for more than one year. Deductions for capital losses are subject to limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Common Shares that are to be issued on the exercise of Warrants purchased, or an adjustment to the exercise price of such Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company). Any constructive distributions will generally be taxable (see a more detailed discussion of the rules applicable to distributions made by the Company at “Distributions on Common Shares” below).

However, adjustments to the exercise price of the Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of Warrants will generally not be considered to result in a constructive distribution to a U.S. Holder of Warrants. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as a gain from the sale or exchange of such Common Shares (see “Sale or Other Taxable Disposition of Common Shares” below). However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares will constitute dividend income. Dividends received on Common Shares will not be eligible for the “dividends received deduction”.

If we are not a PFIC in the taxable year in which we pay a dividend or the immediately preceding taxable year, dividends paid to a non-corporate U.S. Holder in a taxable year will be taxed to such U.S. Holder at the rates applicable to long-term capital gains as “qualified dividend income” so long as our common shares are readily tradable on an established securities exchange within the United States or we are eligible for benefits under the Convention. We will be eligible for benefits under the Convention if the principal class of our shares is primarily and regularly traded on one or more recognized stock exchanges. However, dividend income will not be qualified dividend income (and will be taxed at ordinary income rates) if (i) the U.S. Holder has not held its common shares for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date; (ii) our common shares are not readily tradable on an established securities market; (iii) the company is a PFIC for the taxable year in which the dividend is paid or in the preceding taxable year; or, (iv) we are not eligible for benefits under the Convention and our stock is not readily tradable on an established securities exchange within the United States. If the Company is not a PFIC, dividends paid to a U.S. Holder that do not result in qualified dividend income generally will be taxed at ordinary income tax rates.

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Sale or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Common Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) its tax basis in such Common Shares sold or otherwise disposed of. Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is re-sourced as “foreign source” under the Convention and such U.S. Holder elects to treat such gain or loss as “foreign source” (see a more detailed discussion at “Foreign Tax Credit” below).

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on Common Shares generally may elect to deduct or credit such tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income”. However, and subject to certain exceptions, a portion of the dividends paid by a foreign corporation will be treated as U.S. source income for United States foreign tax credit purposes, in proportion to its U.S. source earnings and profits, if United States persons own, directly or indirectly, 50 percent or more of the voting power or value of the foreign corporation’s shares. A portion of any dividends paid with respect to Common Shares may be treated as U.S. source income under these rules, which may limit the ability of a U.S. Holder to claim a foreign tax credit for any Canadian withholding taxes payable in respect of such amount. Because the foreign tax credit rules are complex, U.S. Holders should consult their own tax advisors regarding the foreign tax credit rules, including the source of any dividends paid to U.S. Holders.

Subject to certain specific rules, foreign income and withholding taxes paid with respect to any distribution in respect of stock in a PFIC should qualify for the foreign tax credit. The rules relating to distributions by a PFIC are complex, and a U.S. Holder should consult with its own tax advisor with respect to any distribution received from a PFIC.

Receipt of Foreign Currency

The amount of any distribution paid in foreign currency to a U.S. Holder in connection with the ownership of Common Shares, or on the sale, exchange or other taxable disposition of Common Shares or Warrants, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. A U.S. Holder that receives foreign currency and converts such foreign currency into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes. U.S. Holders should consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

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Surtax on Unearned Income

A surtax at the rate of 3.8% (the “unearned income Medicare contribution tax”) is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed ‘‘net investment income’’ of certain estates and trusts, in each case in excess of a certain threshold amount. Net investment income generally includes interest, dividends, royalties, rents, gross income from a trade or business involving “passive” activities, and net gain from disposition of property (other than property held in a “non-passive” trade or business). Net investment income is reduced by deductions that are properly allocable to such income.

Passive Foreign Investment Company Rules

If the Company is a PFIC within the meaning of Section 1297 of the Code at any time during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of Common Shares and Warrants.

PFIC Status of the Company

The Company generally will be a PFIC if, for a given tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. “Gross income” generally includes all income less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “lower-tier PFIC”), and will be subject to U.S. federal income tax on (a) a distribution on the shares of a lower-tier PFIC and (b) a disposition of shares of a lower-tier PFIC, both as if the U.S. Holder directly held the shares of such lower-tier PFIC.

The Company may (or may not) be a PFIC for the tax year ended December 31, 2014, and may (or may not) be a PFIC in subsequent years. The determination of whether the Company (or a subsidiary of the Company) was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company (or subsidiary) will be a PFIC for any tax year depends on the assets and income of the Company (and each such subsidiary) over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or subsidiary) concerning its PFIC status or that the Company (and any subsidiary) was not, or will not be, a PFIC for any tax year. U.S. Holders should consult their own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

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Default PFIC Rules under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership and disposition of Common Shares and Warrants will depend on whether such U.S. Holder makes a QEF Election or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Common Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares or Warrants and (b) any excess distribution paid on the Common Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code any gain recognized on the sale or other taxable disposition of Common Shares or Warrants (including an indirect disposition of shares of a lower-tier PFIC), and any excess distribution paid on Common Shares (or a distribution by a lower-tier PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day of a Non-Electing U.S. Holder’s holding period for the Common Shares or Warrants, as applicable. The amount of any such gain or excess distribution allocated to the tax year of disposition or excess distribution and to years before the Company became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year without regard to the U.S. Holder’s other tax attributes, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares or Warrants, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Common Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold on the last day of the last tax year for which the Company was a PFIC. No such election, however, may be made with respect to Warrants.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, if the Company were a PFIC, the holding period for Common Shares acquired on exercise of Warrants would begin on the day after the date a U.S. Holder acquired the Warrants. This would adversely affect the availability of the QEF Election and Mark-to-Market Election with respect to such Common Shares. (See discussion below under “QEF Election” and “Market-to-Market Election”.)

QEF Election

If the Company is a PFIC and a U.S. Holder makes a QEF Election for the first tax year in which its holding period of its Common Shares begins, such U.S. Holder generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital gain, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

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A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as timely if it is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in a subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during a subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code on its disposition. However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of Common Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Common Shares subsequently acquired on the exercise of Warrants, and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s previously owned Common Shares. However, a U.S. Holder of Common Shares acquired on exercise of Warrants should be eligible to make a timely QEF Election if such U.S. Holder elects in a tax year throughout which such U.S. Holder owns such Common Shares to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares were sold on the first day of such year at fair market value. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to Warrants and Common Shares acquired upon exercise of Warrants.

The Company will use commercially reasonable efforts to make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC and to provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company, and any lower-tier PFIC in which the Company owns, directly or indirectly, more than 50% of such lower-tier PFIC’s total aggregate voting power, is required to obtain for U.S. federal income tax purposes in the event it is a PFIC. However, U.S. Holders should be aware that the Company provides no assurances that it will attempt to provide any such information relating to any lower-tier PFIC, in which the Company owns, directly or indirectly, 50% or less of such lower-tier PFIC’s aggregate voting power. Because the Company may own shares in one or more lower-tier PFICs, and may acquire shares in one or more lower-tier PFICs in the future, they will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any lower-tier PFIC for which the U.S. Holders do not obtain the required information. U.S. Holders should consult their tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any lower-tier PFIC.

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Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares are marketable stock. The Common Shares generally will be “marketable stock” if they are regularly traded on (a) a national securities exchange that is registered with the SEC; (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934; or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced; and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor regarding whether the Common Shares constitute marketable stock.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for Common Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for Common Shares will also apply to such U.S. Holder’s Common Shares acquired upon exercise of Warrants. As a result, if a Market-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Common Shares received on exercise of Warrants will automatically be marked-to-market in the year of exercise. If the Company is a PFIC at the time a U.S. Holder acquires Warrants, a U.S. Holder’s holding period for Warrant Shares received on exercise will include the period during which such U.S. Holder has held the Warrants. In these circumstances, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Common Shares acquired on exercise of the Warrants after the beginning of such U.S. Holder’s holding period for such Common Shares, unless the Common Shares are acquired in the same tax year as the year in which the U.S. Holder acquired the corresponding Warrants, and the tax regime and interest charge of Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which the Common Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Common Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares over (ii) the fair market value of such Common Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

U.S. Holders that make a Mark-to-Market Election generally also will adjust their tax basis in the Common Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

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A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares cease to be “marketable stock” or the IRS consents to revocation of such election. U.S. Holders should consult their own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to Common Shares, no such election may be made with respect to the stock of any lower-tier PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of lower-tier PFIC stock or distributions from a lower-tier PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations) in the event the Company is a PFIC during such U.S. Holder’s holding period for the relevant shares. However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares or Warrants as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares or Warrants.

If the Company were a PFIC, a U.S. Holder would be required to attach a completed IRS Form 8621 to its tax return every year in which it recognized gain on a disposition of the Common Shares or Warrants or received an excess distribution. In addition, subject to certain rules intended to avoid duplicative filings, U.S. Holders generally must file an annual information return on IRS Form 8621 with respect to each PFIC in which the U.S. Holder holds a direct or indirect interest..

In addition, a U.S. Holder who acquires Common Shares or Warrants from a decedent will not receive a “step up” in tax basis of such Common Shares or Warrants to fair market value unless such decedent had a timely and effective QEF Election in place.

Special rules also apply to foreign tax credits that a U.S. Holder may claim on a distribution from a PFIC.

The PFIC rules are complex, and U.S. Holders should consult their own tax advisors regarding the PFIC rules and how they may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares and Warrants in the event the Company is a PFIC at any time during the holding period for such Common Shares or Warrants.

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Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information relating to an interest in Common Shares or Warrants, subject to certain exceptions (including an exception for Common Shares and Warrants held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in Common Shares or Warrants. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the Common Shares and Warrants.

Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on Common Shares, and proceeds arising from certain sales or other taxable dispositions of Common Shares or Warrants, may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. social security or other taxpayer identification number (generally on Form W-9); (b) furnishes an incorrect U.S. taxpayer identification number; (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax; or (d) fails under certain circumstances to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder timely furnishes the required information to the IRS. U.S. Holders should consult their own tax advisors regarding the information reporting and backup withholding tax rules.

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LEGAL MATTERS

Fasken Martineau DuMoulin LLP of Ottawa, Ontario, has provided its opinion on the validity of the Securities offered by this Prospectus.

EXPERTS

The Company’s auditors for the Audited Financial Statements incorporated by reference in this prospectus, PricewaterhouseCoopers LLP, Chartered Professional Accountants, in Vancouver, British Columbia, report that they are independent from the Company in accordance with Rules of Professional Conduct of the Chartered Accountants of British Columbia, Canada.

The mineral resource estimate and related information of the Company’s Lost Creek property as of December 30, 2013 incorporated by reference herein are based upon analyses performed by TREC, Inc. Such estimates and related information have been incorporated by reference herein in reliance upon the authority of such firm as experts in such matters.

The mineral resource estimate and related information of the Company’s Shirley Basin property incorporated by reference herein are based upon analyses performed by Western Water Consultants, Inc., d/b/a WWC Engineers. Such estimates and related information have been incorporated by reference herein in reliance upon the authority of such firm as experts in such matters.

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Ur-Energy Inc.

$100,000,000

Common Shares

Warrants

Units

Rights

Senior Debt Securities

Subordinated Debt Securities

PROSPECTUS

September 12, 2014

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